                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             MOSSIMO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

                            ------------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mossimo, Inc. (the "Company") will be held at the Company's distribution facility, 5 Pasteur, Irvine, California 92618, on May 20, 1999, at 10:00 a.m. for the following purposes:

    1.  To elect two directors to serve a three-year term;

    2.  To approve The Mossimo, Inc. Stock Option Plan for Edwin Lewis; and

    3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed March 22, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                      By Order of the Board of Directors

                                                        [SIG]

                                      Thora B. Thoroddsen

                                      SECRETARY

Irvine, California
April 23, 1999

                                     [LOGO]

                          2450 WHITE ROAD 2(ND) FLOOR
                            IRVINE, CALIFORNIA 92614
                                 (949) 797-0200

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                    GENERAL

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mossimo, Inc. ("Mossimo" or the "Company") in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 20, 1999, at the Company's distribution facility, 5 Pasteur, Irvine, California 92618, and at any and all adjournments thereof (the "Annual Meeting").

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 26, 1999. The Company will pay the costs of solicitation of proxies. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock of the Company in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

                      VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of March 22, 1999 will be entitled to vote at the Annual Meeting. On March 22, 1999, there were 15,036,597 outstanding shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    A majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting in order for there to be a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (I.E., shares held by a broker which are represented at the Annual Meeting, but with respect to which such broker is not authorized to vote on the particular proposal) will be counted as shares present and entitled to vote for purposes of determining a quorum.

    All shares represented by each properly executed, unrevoked proxy received by the Company prior to the vote will be voted in the manner specified. If the manner of voting is not specified, the proxy will be voted FOR election to the Board of Directors of the two nominees set forth in this Proxy Statement and FOR approval of the Mossimo, Inc. Stock Option Plan for Edwin Lewis.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company prior to the vote. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw his or her proxy and vote his or her shares.

                                   DIRECTORS

    The Bylaws of the Company provide that the authorized number of directors shall range from two to five, with the exact number set by resolution of the Board of Directors. The authorized number of directors is currently four. The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Francesca Ruiz de Luzuriaga resigned as a director of the Company effective as of November 9, 1998. Prior to her resignation, Ms. Luzuriaga was a Class I Director and a member of the Compensation and Audit Committees of the Board of Directors. Following Ms. Luzuriaga's resignation, in accordance with the Company's Bylaws, the Board of Directors appointed John H. Stafford as a member of the Compensation Committee and Robert Martini as a member of the Audit Committee. On November 30, 1998, Edwin H. Lewis was appointed as a Class I Director, filling the vacancy created by Ms. Luzuriaga's resignation. Mr. Giannulli and Mr. Lewis are nominees for election at the Annual Meeting, both for a term of three years, expiring at the third succeeding Annual Meeting (I.E., in the year 2002).

    On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with Mr. Lewis and Mossimo Giannulli. The Stockholders Agreement provides that the Board of Directors of the Company will be structured to consist of five Directors, and Mr. Giannulli and Mr. Lewis will be entitled unilaterally to nominate for election one member of the Board so long as he owns at least 10% of Common Stock and is alive. In addition, the Stockholders Agreement provides that, subject to certain termination events, Mr. Giannulli and Mr. Lewis will be the members of the Nominating Committee of the Board and, in such capacity, they will jointly nominate the other three members of the Board. In the event Mr. Giannulli and Mr. Lewis cannot agree on joint nominees, such joint nominations will be made by the entire Board. Mr. Giannulli and Mr. Lewis also agreed to vote the shares of Common Stock over which they have voting control in favor of each other's Board nominees. As of the date of this Proxy Statement, the Nominating Committee has not met or taken any action and the size of the Board of Directors has not been increased to five.

    Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

             NAME                                          PRINCIPAL OCCUPATION                                  AGE
------------------------------  ---------------------------------------------------------------------------      ---

NOMINEE FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN THREE YEARS (CLASS I DIRECTORS)

MOSSIMO G. GIANNULLI            Mr. Giannulli founded the Company's business in 1987 and has been Chairman           35
                                of the Board since the Company's formation in 1988. Mr. Giannulli was the
                                Company's President from the Company's formation in 1988 to March 4, 1998, and its Chief Executive Officer from November 1995 to March 4, 1998.

EDWIN H. LEWIS                  Mr. Lewis was appointed as President, Chief Executive Officer and a                  48
                                director of the Company on November 30, 1998. Previously, Mr. Lewis worked for Tommy Hilfiger, Inc. from December 1991 through February 1996 where he held various positions including the Chairman and Chief Executive Officer.
                                Before joining Tommy Hilfiger, Mr. Lewis worked for Polo Ralph Lauren from
                                1973 through December 1991 where he held various positions including
                                Executive Vice President and President of Ralph Lauren Womenswear.

             NAME                                          PRINCIPAL OCCUPATION                                  AGE
------------------------------  ---------------------------------------------------------------------------      ---
DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN ONE YEAR (CLASS II DIRECTOR)

ROBERT MARTINI                  Mr. Martini was appointed as a director of the Company in October 1996 and           67
                                has served on the Compensation Committee of the Board of Directors since
                                November 1996 and the Audit Committee of the Board of Directors since
                                November 1998. Mr. Martini has been Chairman of the Board of Directors of
                                Bergen Brunswig Corporation since 1992. A 40-year veteran of Bergen
                                Brunswig Corporation, Mr. Martini held several management positions including President from 1981 to 1992 and Chief Executive Officer from 1990 to 1997. Bergen Brunswig Corporation is a major domestic supplier of pharmaceuticals and medical-surgical products.

DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN TWO YEARS (CLASS III DIRECTOR)

JOHN H. STAFFORD                Mr. Stafford was appointed as a director of the Company in October 1996 and          78
                                has served on the Audit Committee of the Board of Directors since November
                                1996 and the Compensation Committee of the Board of Directors since
                                November 1998. Mr. Stafford is a retired partner of the accounting firm
                                KPMG Peat-Marwick where he worked for 30 years. Mr. Stafford is currently also a director of Virco Mfg. Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held eight meetings during 1998. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

    From January 1, 1998 to November 9, 1998, the Audit Committee was comprised of John H. Stafford and Francesca Luzuriaga. From November 9, 1998 to the date hereof, the Audit Committee has been comprised of Robert Martini and John H. Stafford. The Audit Committee is responsible for reviewing audit results and the adequacy of the Company's systems of internal control, appointing or discharging the Company's independent auditors, and reviewing each professional service of a non-audit nature to be provided by the independent auditors to evaluate the impact of the independence of the auditors undertaking such added services. The Audit Committee met once in fiscal 1998.

    From January 1, 1998 to November 9, 1998, the Compensation Committee was comprised of Robert Martini and Francesca Luzuriaga. From November 9, 1998 to the date hereof, the Compensation Committee has been comprised of Robert Martini and John H. Stafford. The Compensation Committee is responsible for recommending to the Board of Directors the base salary and incentive compensation for all executive officers, taking final action with respect to base salary and incentive compensation for certain other officers and key employees and reviewing the Company's compensation policies and management actions to assure succession of qualified officers. The Compensation Committee administers the Company's 1995 Stock Plan (the "Stock Plan"), Employee Stock Purchase Plan and the Mossimo, Inc. Stock Option Plan for Edwin Lewis. See "Proposal to Approve Mossimo, Inc. Stock Option Plan for Edwin Lewis." The Compensation Committee met three times and took action by written consent four times in fiscal 1998.

    The Nominating Committee of the Board of Directors is comprised of Mossimo Giannulli and Edwin H. Lewis. The Nominating Committee is responsible for nominating the members of the Company's Board of Directors other than those who are designated in the sole discretion of either Mossimo Giannulli or Edwin H. Lewis pursuant to that certain Stockholders Agreement among the Company, Mossimo Giannulli and Edwin H. Lewis dated November 30, 1998. See "Certain Transactions." As of the date of this Proxy Statement, the Nominating Committee has not met or taken any action.

DIRECTORS' COMPENSATION

    Non-employee directors receive $10,000 annually as compensation for serving on the Board of Directors. All directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which provides for automatic grants of options to each non-employee director at the then current market price for the Company's stock. Under the Directors Plan, each non-employee director is granted an option for 30,000 shares upon initial appointment or election to the Board and receives an annual grant of an option for 3,000 shares upon the date of each annual meeting of the Company's stockholders at which such director is re-elected or continues as a director. The initial options for 30,000 shares vest 50% per year commencing on the first anniversary of the date of grant, and the options for 3,000 shares fully vest on the first anniversary of the date of grant.

    Messrs. Martini and Stafford and Ms. Luzuriaga were each granted options on May 21, 1998 to purchase 3,000 shares of the Company's Common Stock at an exercise price equal to $4.75 pursuant to the Directors Plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following individuals are nominated for election as directors to hold office for a term expiring as follows:

        NOMINEE                        TERM EXPIRES
------------------------  --------------------------------------
Mossimo Giannulli         Third succeeding Annual Meeting

Edwin H. Lewis            Third succeeding Annual Meeting

    The nominees listed above are members of the Board of Directors. All proxies received by the Board of Directors will be voted FOR the nominees if no directions to the contrary are given. In the event that one or both nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee or nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Abstentions and broker non-votes as to the election of directors will not affect the election of directors receiving the plurality of votes.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   MANAGEMENT

    The following table sets forth certain information concerning the executive officers of the Company as of March 22, 1999:

NAME                                    AGE                           POSITION
----------------------------------      ---      ---------------------------------------------------
Mossimo G. Giannulli..............          35   Chairman of the Board and Creative Director
Edwin H. Lewis....................          48   President and Chief Executive Officer
Gia Castrogiovanni................          39   Senior Vice President of Mossimo, Inc.
Gerald Robertson..................          55   Senior Vice President of Design
Carole Hauer......................          38   Senior Vice President of Production
Thora B. Thoroddsen...............          36   Senior Vice President of Finance, Secretary and
                                                 Treasurer
Laura A. Landis...................          35   Vice President of Merchandising
James M. Justice..................          35   Vice President of Retail Development

    Background information on Mr. Giannulli and Mr. Lewis is set forth under "Directors" above.

    Ms. Castrogiovanni joined the Company in December 1998 as Senior Vice President of Mossimo, Inc. From 1995 to December 1998, Ms. Castrogiovanni was Senior Vice President of Sales of Tommy Hilfiger Womenswear. From 1993 to 1995, Ms. Castrogiovanni was Vice President of Sales of Dana Buckman, a clothing manufacturer. From 1991 to 1993, Ms. Castrogiovanni was employed by Tommy Hilfiger. Before joining Tommy Hilfiger in 1991, Ms. Castrogiovanni worked in the Women's wear division at Polo Ralph Lauren for approximately four years.

    Mr. Robertson joined the Company in December 1998 as Senior Vice President of Design. From 1993 until December 1998, Mr. Robertson was President of Tommy Hilfiger Flagship Retail and Special Projects. Before joining Tommy Hilfiger in 1993, Mr. Robertson worked for Polo Ralph Lauren for seventeen years in various capacities including Vice President Retail, Vice President Store Development, Domestic and International, and President of Polo Ralph Lauren Europe.

    Ms. Hauer joined the Company in December 1998 as Senior Vice President of Production. From November 1997 until December 1998, Ms. Hauer was Senior Vice President of Tommy Hilfiger Womenswear Production. From October 1991 until November 1997, Ms. Hauer worked for Tommy Hilfiger in various capacities including Vice President of Production for mens and childrens products. Before joining Tommy Hilfiger in 1991, Ms. Hauer worked for eight years at Polo Ralph Lauren where her latest position held was Director of Mens Knit Production.

    Ms. Thoroddsen joined the Company in June 1997 as Controller and was appointed Treasurer and Secretary in March 1998. On January 11, 1999, Ms. Thoroddsen was promoted to Senior Vice President of Finance of the Company. From January 1993 until joining the Company, Ms. Thoroddsen worked for Coldwell Banker Relocation Services, most recently as Manager of Financial Reporting.

    Ms. Landis joined the Company in August 1996 as Vice President of Merchandising. Prior to joining the Company, Ms. Landis worked for Banana Republic in various capacities including Senior Merchandise Manager of Men's from 1987 to 1995 and as Divisional Merchandise Manager of Apparel for the Home Shopping Network from 1995 until joining the Company.

    Mr. Justice joined the Company in December 1998 as Vice President of Retail Development. Prior to joining the Company, Mr. Justice worked for Tommy Hilfiger from October 1995 through December 1998, where he held various positions including Vice President of Planning at Tommy Hilfiger Womenswear. Previously, Mr. Justice worked from June 1994 through October 1995 in Merchandise Planning for Polo Ralph Lauren Menswear. He came to the wholesale clothing industry after ten years in retail with Dillard's and May Company.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain information regarding the compensation for each of the last three years of: (i) each Chief Executive Officer of the Company during 1998, (ii) each of the four most highly compensated executive officers who were serving as executive officers as of December 31, 1998 and whose annual salary and bonus exceeded $100,000 and (iii) up to two other executive officers who would have qualified under clause (ii) but for the fact that such person was not serving as an executive officer of the Company as of December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                           ANNUAL COMPENSATION      OTHER ANNUAL    SECURITIES
                                         ------------------------   COMPENSATION    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY ($)     BONUS ($)       ($)        OPTIONS (#)    COMPENSATION ($)(1)
---------------------------------  ----  ----------     ---------   ------------   ------------   -------------------
Mossimo G. Giannulli.............  1998    315,000             0           0              0               2,500
Chairman of the Board              1997    500,000             0           0              0               2,400
                                   1996    500,000             0           0(2)           0               2,300

Edwin H. Lewis...................  1998          0             0           0       6,186,111(3)               0
President/CEO

John P. Brincko..................  1998    765,000             0           0        100,000                   0
Former President/CEO (4)

Laura Landis (5).................  1998    205,000             0           0         25,000               2,400
VP Merchandising

Opala Avdiu (6)..................  1998    260,000             0           0         22,000               1,600
Former VP Sales--Men's

Pam Sargeant (7).................  1998    203,000             0      42,000(8)      15,000               2,400
Former VP Sales--Women's

------------------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Does not include distributions of approximately $17,636,000, of which approximately $9,559,000 was for the payment of federal and state income taxes on the Company's income.

(3) On November 30, 1998, in connection with Mr. Lewis' appointment as Chief Executive Officer and President of the Company, the Company granted to Mr. Lewis stock options to purchase up to 6,186,111 shares of Company Common Stock. See "Proposal to Approve Mossimo, Inc. Stock Option Plan for Edwin Lewis--Existing Options under the Lewis Plan." Mr. Lewis was not paid a salary in 1998.

(4) Mr. Brincko resigned from his offices as President and Chief Executive Officer effective December 1, 1998.

(5) Ms. Landis was appointed an executive officer in March 1998.

(6) Ms. Avdiu was appointed an executive officer of the Company in March 1998, and resigned from her employment with the Company effective February 16, 1999.

(7) Ms. Sargeant was appointed an executive officer of the Company in March 1998, and resigned from her employment with the Company effective December 18, 1998.

(8) Represents commission based on shipments of women's apparel by the Company during the year.

OPTION GRANTS AND OPTION VALUES

    The following table sets forth grants of stock options during the year ended December 31, 1998 to the Named Executive Officers. No stock appreciation rights were granted to, and no stock options were exercised by, any Named Executive Officers during fiscal 1998.

                                                                                       POTENTIAL REALIZABLE VALUE
                               NUMBER OF                                               AT ASSUMED ANNUAL RATES OF
                               SECURITIES    % OF TOTAL                               STOCK PRICE APPRECIATION FOR
                               UNDERLYING  OPTIONS GRANTED   EXERCISE                       OPTION TERM (2)
                                OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   ----------------------------
NAME                            GRANTED    FISCAL 1998 (1)   ($/SHARE)      DATE         5% ($)         10% ($)
-----------------------------  ----------  ---------------  -----------  -----------  -------------  -------------
Edwin H. Lewis...............   5,152,778         70.34%     $   3.000     11/30/18   $  25,557,228  $  88,537,607
                                   33,333          0.46%         3.000     11/30/08          62,889        154,373
                                  966,667         13.20%         3.000     11/30/18       4,794,565     16,609,756
                                   33,333          0.46%         3.000     11/30/08          62,889        154,373
John P. Brincko..............      25,000          0.34%         4.000      2/12/03          27,628         56,051
                                   50,000          0.68%         4.500       3/4/03          62,163        126,115
                                   25,000          0.34%         4.875      5/12/03          33,672         68,312
Laura Landis.................      25,000          0.34%         4.500       3/4/08          70,751        179,296
Opala D. Avdui...............      22,000          0.30%         4.500       3/4/08          62,261        157,781
Pam Sargeant.................      15,000          0.20%         4.500       3/4/08          42,450        107,578

------------------------

(1) During fiscal year 1998, the Company granted to 62 employees and consultants options to purchase an aggregate of 7,325,311 shares of its Common Stock, of which options to purchase 6,186,111 shares of Common Stock were granted under the Lewis Plan. The terms of the options granted to Mr. Lewis are described in "Proposal to Approve Mossimo, Inc. Stock Option Plan for Edwin Lewis." The options granted to Mr. Brincko and Ms. Avdiu were immediately exercisable, and the options granted to Ms. Landis and Ms. Sargeant become exercisable in five equal annual installments beginning on the first anniversary of the date of the grant. The exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options.

(2) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise); there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

    The following table sets forth certain information with respect to options exercised during fiscal 1998 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS AT FISCAL YEAR        IN-THE-MONEY OPTIONS
                                                                              END                AT FISCAL YEAR END(2)
                                SHARES ACQUIRED        VALUE       -------------------------  ----------------------------
                                  ON EXERCISE       REALIZED(1)    EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               -----------------  ---------------  ----------  -------------  -------------  -------------
Mossimo G. Giannulli.........              0         $       0              0             0   $           0   $         0
Edwin H. Lewis...............              0                 0      5,436,111       750,000      38,392,534     5,296,875
John P. Brincko..............              0                 0        100,000             0         559,375             0
Laura Landis.................              0                 0          4,000        41,000           9,750       178,063
Opala Avdiu..................              0                 0         22,000             0         122,375             0
Pam Sargeant.................              0                 0          4,000             0               0             0

------------------------

(1) Determined by calculating the spread between the market value of the Common Stock on the date of exercise and the exercise price of the options.

(2) Based on the closing sales price of the Common Stock ($10.063) on the New York Stock Exchange on December 31, 1998, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

EXECUTIVE EMPLOYMENT, INCLUDING SEPARATION, AGREEMENTS

    Mr. Giannulli entered into an employment agreement with the Company in December 1995 pursuant to which Mr. Giannulli agreed to serve as the Company's Chief Executive Officer and President. The agreement had a term of three years and contained a non-competition provision effective through the term of employment and for an additional two years from the end of such term. Pursuant to the agreement, the Company agreed to pay to Mr. Giannulli a base salary of $500,000 per year and, at the discretion of the Board of Directors, a bonus. The agreement also provided that commencing on the expiration of the term of the employment agreement, the Company and Mr. Giannulli would enter into a two-year consulting agreement under which Mr. Giannulli would render certain consulting services for which the Company would pay an annual consulting fee of $100,000 per year. In addition, Mr. Giannulli would also be entitled to certain other fringe benefits, including use of a Company-owned automobile. Pursuant to the agreement, if Mr. Giannulli is terminated other than for cause, death or disability, the Company would pay Mr. Giannulli an amount equal to his base salary then in effect for the remaining term of the agreement.

    In January 1998, Mr. Giannulli's salary was reduced, with Mr. Giannulli's consent, from $500,000 annually to $300,000 annually. In March 1998, Mr. Giannulli resigned from his offices of Chief Executive Officer and President. On November 30, 1998, in connection with the appointment of Mr. Lewis as Chief Executive Officer and President, Mr. Giannulli agreed to accept no base salary for 1999.

    In January 1998, Mr. Brincko entered into a consulting agreement with the Company, which was amended in March 1998. Pursuant to the consulting agreement, Mr. Brincko served as the Company's Chief Operating Officer from January 1998 to March 1998 and as its President and Chief Executive Officer from March 1998 until his resignation in December 1998. Pursuant to the agreement, the Company paid Mr. Brincko a monthly fee of $65,000 through the end of 1998 and granted him options covering a total of 100,000 shares which expire five years from their grant date regardless if Mr. Brincko remains a consultant to the company.

    Ms. Landis entered into an employment agreement with the Company with a term of two years in May 1998. Under the employment agreement, if Ms. Landis' employment is terminated without cause during the first fifteen months of the agreement, the Company must provide Ms. Landis compensation amounting to the difference between her rate of compensation at the time of termination and her rate of compensation with a new employer for a period up to nine months or for the balance of the term of the agreement, whichever is less. In January 1999, Ms. Landis' title was changed from Vice President of Production and Merchandising to Vice President of Merchandising as her production responsibilities were transferred to Carole Hauer. Pursuant to her employment agreement, Ms. Landis receives a base salary of $215,000, subject to annual increases or reductions at the Company's discretion based upon her annual performance appraisal.

    Ms. Avdiu entered into an employment agreement with the Company in December 1997. The employment agreement had no term and included a signing bonus of $73,000. The employment agreement also provided that if Ms. Avdiu was terminated within the first 24 months of employment the Company would provide her with compensation amounting to the difference between her new compensation with a new employer and her old compensation for the balance of the 24 month period. Pursuant to her employment agreement, Ms. Avdiu received a base salary of $260,000, subject to annual increases or reductions at the Company's discretion based upon her annual performance appraisal. Effective February 16, 1999, Ms. Avdiu resigned from her employment with the Company.

    Ms. Sargeant entered into an employment agreement with the Company in September 1995. The employment agreement had no term and included a commission override for women's sales over $5,000,000 up to a maximum of $250,000,000 at rates ranging from .6% to .1% of the related sales. Ms. Sargeant received $42,000 in 1998 related to the commission override portion of her agreement. Ms. Sargeant resigned from her employment with the Company effective December 18, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From January 1, 1998 to November 9, 1998, Robert Martini and Francesca Ruiz de Luzuriaga were the members of the Compensation Committee of the Board of Directors. From November 9, 1998 to December 31, 1998, Robert Martini and John
H. Stafford were the members of the Compensation Committee. None of Messrs. Martini or Stafford or Ms. Luruziaga are employees of, or otherwise affiliated with (other than in their capacity as director), the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update stockholders regarding the Company's executive compensation program. This report summarizes the Committee's executive compensation philosophy, and the basis on which the compensation for the Chief Executive Officer, executive officers and other key officers was determined for the calendar year ended December 31, 1998.

    From January 1, 1998 to November 9, 1998, the Committee was comprised of Francesa Ruiz de Luzuriaga and Robert Martini. From November 9, 1998 through December 31, 1998, the Committee was comprised of Robert Martini and John H. Stafford. Each of Messrs. Martini and Stafford and Ms. Luzuriaga was during his or her tenure on the Committee a non-employee director of the Company. The Committee's responsibilities were to review and determine the compensation paid to corporate officers and key executives and administer the stock incentive plan.

EXECUTIVE COMPENSATION PHILOSOPHY

    The general philosophy of the Compensation Committee is to link overall executive compensation with the performance of the Company and the individual executive. The focus is on both annual and long-term incentives. The Compensation Committee recognizes that the success and growth of the Company depends on the efforts and commitment of its key employees. By providing a combination of incentives to the key employees of the Company, the Committee not only rewards those efforts, but provides a means by which those employees can share in the Company's success.

    The Company's compensation and benefits programs are designed to promote desired financial and operational results and thus create value for the stockholders, by attracting, motivating, and assisting in the retention of key employees with outstanding ability. The programs also are designed to align the interests of management with the stockholders of the Company. In addition, compensation programs are designed to promote teamwork and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." In general, for compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends generally to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires. The Company's 1998 Employee Bonus Plan (described below) has not been approved by the Company's shareholders and thus payments under the 1998 Employee Bonus Plan do not qualify as "performance based" compensation for purposes of IRC Section 162(m).

RESTRUCTURING OF MANAGEMENT

    In December 1998, the Company appointed Edwin H. Lewis as its Chief Executive Officer and President. In connection with Mr. Lewis' appointment, the Company also appointed the following new executive officers of the Company: Gia Castrogiovanni, Senior Vice President of Mossimo, Inc.; Gerald Robertson, Senior Vice President of Design; Carole Hauer, Senior Vice President of Production; Thora Thoroddsen, Senior Vice President of Finance, Secretary and Treasurer; and James Justice, Vice President of Retail Development.

EXECUTIVE COMPENSATION COMPONENTS

    The following is a discussion of the principal components of the executive compensation program for fiscal 1998, each of which is intended to serve the Company's overall compensation philosophy.

    BASE SALARY. The Named Executive Officers of the Company who have entered into employment agreements were compensated in 1998 in accordance with those agreements (with the exception of Mossimo Giannulli, who agreed to accept a lesser salary than that provided for in his employment agreement), which agreements were approved by the Board of Directors. Those executives who have not entered into employment agreements with the Company and those whose employment agreements provide for an adjustment of their base salary are reviewed annually and their compensation is determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact, and career contribution to the Company.

    ANNUAL BONUS. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus based upon their individual performance against assigned objectives, annual performance reviews and the financial performance of the Company. In August 1998, the Company adopted the Mossimo, Inc. 1998 Employee Bonus Plan (the "Bonus Plan"). All full time, regular employees of the Company are eligible to participate in the Bonus Plan other than those employees who receive commissions or who participate in a department bonus plan. Annual bonuses under the Bonus Plan are calculated based on a percentage of an employee's base salary, which percentage varies depending on the level of the employee. The maximum bonus for an executive of the Company is 30% of base salary. Bonuses for a given employee under the Bonus Plan are determined on the basis of three components: (i) the Company's performance based on earnings before interest, depreciation, tax and amortization, which represents 60% of an employee's potential bonus; (ii) the performance of the employee's department based on preset criteria, which represents 30% of an employee's bonus; and (iii) the employee's annual evaluation, which represents 10% of the employee's potential basis. Bonus awards under the Bonus Plan are paid in a combination of cash and stock options. Bonus awards for 1998 are expected to be paid in late April 1999.

    LONG TERM INCENTIVE COMPENSATION. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. The Company's primary means of long term incentive compensation are stock options.

    The goal of the stock option program is to provide a compensation program that is competitive within the Company's industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Giannulli, who served as Chief Executive Officer of the Company from January 1, 1998 to March 4, 1998, was entitled to a base salary of $500,000 in 1998 pursuant to his employment agreement with the Company, the terms of which are described above in "Executive Employment, Including Severance Agreements." In January 1998, Mr. Giannulli agreed to a voluntary reduction in his base salary to $300,000 in 1998. On November 30, 1998, in connection with the appointment of Edwin H. Lewis as Chief Executive Officer and President, Mr. Giannulli agreed to accept no base salary for 1999. Mr. Brincko, who served as Chief Executive Officer of the Company from March 4, 1998 until his resignation on December 1, 1998, was compensated in accordance with the terms of his consulting agreement with the Company, the terms of which are described above in "Executive Employment, Including Severance Agreements." Mr. Brincko's consulting agreement, including the amendment thereto, was approved by the entire Board of Directors. Mr. Lewis, who has served as the Chief Executive Officer of the Company since December 1, 1998, has agreed to accept no base salary through the end of 1999. On November 30, 1998, the Company granted Mr. Lewis stock options to purchase up to 6,186,111 shares of Common Stock of the Company. Pursuant to a contribution agreement described below in "Certain Transactions," Mr. Giannulli has agreed to contribute to the Company a number of shares equal to the number of shares issued by the Company to Mr. Lewis pursuant to his exercise of these stock options.

                                          Robert Martini
                                          John H. Stafford

Dated: March 15, 1999

    The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

                              CERTAIN TRANSACTIONS

    In January 1998, the Company entered into a consulting agreement with Brincko Associates, of which John Brincko, the Company's Chief Executive Officer and President from March 1998 to December 1998, is the principal executive officer. In 1998, the Company paid Brincko Associates approximately $368,000 for consulting services and reimbursable expenses in addition to the fees paid for services of Mr. Brincko, which are discussed above in "Executive Compensation--Employment, Including Separation, Agreements."

    In October 1998, the Company entered into a lease agreement for a facility in Santa Monica, California with 3002 Pennsylvania Avenue, LLC, of which Mr. Giannulli is a partner. The Company intends to open a design studio in the facility in May 1999. The annual rent obligation under the lease for the facility is approximately $77,000.

    On November 30, 1998, in connection with the grant by the Company to Edwin
H. Lewis of stock options to purchase up to 6,186,111 shares of Common Stock of the Company (the "Lewis Options"), the Company and Mossimo Giannulli entered into (i) a Contribution Agreement (the "Contribution Agreement"), pursuant to which Mr. Giannulli agreed to contribute to the Company a number of shares of Common Stock equal to the aggregate number of shares of Common Stock to be issued by the Company upon Mr. Lewis' exercise of the Lewis Options and (ii) an Escrow Agreement (the "Escrow Agreement"), pursuant to which Mr. Giannulli agreed to place 6,186,111 shares of Common Stock in an escrow account pending Mr. Lewis' exercise of the Lewis Options. Mr. Giannulli entered into the Contribution Agreement and Escrow Agreement for no consideration payable by the Company.

    On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with Mr. Lewis and Mossimo Giannulli. The Stockholders Agreement provides that the Board of Directors of the Company will be structured to consist of five Directors, and Mr. Giannulli and Mr. Lewis will be entitled unilaterally to nominate for election one member of the Board so long as he owns at least 10% of outstanding Common Stock and is alive. In addition, subject to certain termination events, Mr. Giannulli and Mr. Lewis will be the members of the Nominating Committee of the Board and, in such capacity, they will jointly nominate the other three members of the Board. In the event Mr. Giannulli and Mr. Lewis cannot agree on joint nominees, such joint nominations will be made by the entire Board.

    Pursuant to the Stockholders Agreement, Mr. Giannulli and Mr. Lewis have entered into certain voting arrangements the intent of which is to equalize their voting power except to the extent that either one of them transfers his shares to a third party. Mr. Giannulli and Mr. Lewis also agreed to vote in favor of each other's Board nominees, and to vote in favor of the Mossimo, Inc. Stock Option Plan for Edwin Lewis.

    Pursuant to the Stockholders Agreement, until such time as either Mr. Giannulli or Mr. Lewis dies or does not beneficially own at least 10% of the outstanding shares of Common Stock, or until certain other termination events occur (a "Standstill Termination Event"), neither Mr. Giannulli nor Mr. Lewis will be permitted, without the consent of the other, to seek representation on the Board, other than as described in the Stockholders Agreement, or to form a voting group with other stockholders of the Company. Until the earlier of a Standstill Termination Event or November 30, 2000, neither Mr. Giannulli nor Mr. Lewis will be permitted to transfer his shares to a third party, subject to certain exceptions, including sales pursuant to Rule 144 under the Securities Act of 1933, as amended. Thereafter, neither party may transfer more than 5% of the outstanding shares of Common Stock to a competitor of the Company without the consent of 60% of the Board of Directors of the Company.

    On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Mossimo Giannulli and Edwin H. Lewis. Pursuant to the Registration Rights Agreement, the Company granted each of Mr. Giannulli and Mr. Lewis limited demand registration rights to facilitate the resale of certain securities owned by them and certain piggyback rights to sell their securities in connection with certain offerings of securities of the Company.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

    The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return on (1) a broad equity market index and
(2) a published industry index or peer group. Although the chart would normally be for a five-year period ending December 31, 1998, the Common Stock of the Company began public trading on February 23, 1996 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (1) the S&P 500 Composite Index and (2) the S&P Textile (Apparel Manufacturers) Index, and assumes an investment of $100 on February 23, 1996 in each of the Company's Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile (Apparel Manufacturers) Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS
YEAR ENDING
                                        MOSSIMO, INC.      TEXTILES (APPAREL) 500     S&P 500 INDEX
2/23/1996                                        $100                        $100              $100
12/31/1996                                        $69                        $127              $112
12/31/1997                                        $20                        $136              $147
12/31/1998                                        $56                        $115              $187

                                 PROPOSAL NO. 2
      PROPOSAL TO APPROVE MOSSIMO, INC. STOCK OPTION PLAN FOR EDWIN LEWIS

    On November 30, 1998, the Board of Directors adopted the Mossimo, Inc. Stock Option Plan for Edwin Lewis (the "Lewis Plan"). The principal purpose of the Lewis Plan was to enable the Company to induce Mr. Lewis to become an employee of the Company by granting him options with respect to Company stock which will reflect the growth, development and financial success of the Company.

    The total number of shares of Common Stock of the Company authorized for issuance upon exercise of options under the Lewis Plan is 6,186,111, subject to adjustment for changes in Common Stock or assets of the Company, acquisition or liquidation of the Company and other corporate events, as described in further detail below. The maximum number of shares of Common Stock which may be subject to options granted under the Lewis Plan in any calendar year will not exceed 6,186,111 (the "Award Limit").

    The summary of the provisions of the Lewis Plan which follows is not intended to be complete, and reference should be made to the Lewis Plan for complete statements of the terms and provisions. A copy of the Lewis Plan is attached hereto as Appendix "A". Copies of the Lewis Plan and the Stock Option Agreements (defined below) can be obtained by making a written request to:
Secretary, Mossimo, Inc., 2450 White Road, Second Floor, Irvine, California
92614.

EXISTING OPTIONS UNDER THE LEWIS PLAN

    On November 30, 1998, subject to approval of the Lewis Plan by the stockholders of the Company, the Compensation Committee of the Board of Directors granted the following stock options to Mr. Lewis (the "Lewis Options") under the Lewis Plan: (i) a Nonqualified Stock Option Agreement, under which Mr. Lewis was granted an immediately exercisable option to purchase up to 5,152,778 shares of the Common Stock at a purchase price of $3.00 per share (I.E., the fair market value of the Common Stock on the date of grant); (ii) an Incentive Stock Option Agreement, under which Mr. Lewis was granted an immediately exercisable option to purchase up to 33,333 shares of Common Stock at a purchase price of $3.00 per share; (iii) a Nonqualified Performance Stock Option Agreement, under which Mr. Lewis was granted an option to purchase up to 966,667 shares of Common Stock at a purchase price of $3.00 per share, with such options vesting on November 30, 2005, subject to accelerated vesting upon the occurrence of certain events relating in part to the Common Stock trading price; and (iv) a Performance Incentive Stock Option Agreement, under which Mr. Lewis was granted an option to purchase 33,333 of Common Stock at a purchase of $3.00 per share, with such options vesting on November 30, 2005, subject to accelerated vesting upon the occurrence of an event relating to the Common Stock trading price (together, the "Stock Option Agreements").

    In connection with the execution of the Stock Option Agreements, the Company and Mossimo Giannulli entered into (i) a Contribution Agreement dated as of November 30, 1998, pursuant to which Mr. Giannulli has agreed to contribute to the Company a number of shares of Common Stock equal to the aggregate number of shares of Common Stock to be issued by the Company upon Mr. Lewis' exercise of the Lewis Options and (ii) an Escrow Agreement dated as of November 30, 1998, pursuant to which Mr. Giannulli agreed to place 6,186,111 shares of Common Stock in an escrow account pending Mr. Lewis' exercise of the Lewis Options (together, the "Funding Agreements"). Mr. Giannulli entered into the Funding Agreements for no consideration payable by the Company.

    The options subject to the Nonqualified Stock Option Agreement and the Nonqualified Performance Stock Option Agreement will expire upon the earlier of
(i) November 30, 2018 and (ii) one year from the date of the death of Mr. Lewis. The options subject to the Incentive Stock Option Agreement and the Performance Incentive Stock Option Agreement will expire upon the earlier of (i) November 30, 2008 and (ii) one year from the date of the death of Mr. Lewis. Pursuant to the terms of the Escrow Agreement, if any Lewis Options expire, shares of Common Stock underlying the Lewis Options will revert back to Mr. Giannulli.

ELIGIBILITY

    Mr. Lewis is eligible to be granted one or more options under the Lewis Plan if he is then an employee of the Company. No other employee or consultant is eligible to be granted an option under the Lewis Plan.

PAYMENT FOR SHARES

    Payment of the exercise price for all options to acquire Common Stock may be made in the form of cash, shares of Common Stock owned for more than six months, or any combination thereof, having a fair market value (as determined by the Committee acting in good faith) on the exercise date equal to the relevant exercise price. The applicable tax required to be withheld, must be paid in full in cash at the time of exercise.

ADMINISTRATION

    The Lewis Plan is administered by the Compensation Committee (the "Committee"), consisting of at least two members of the Board of Directors, each of whom is both a "non-employee director" as defined by Rule 16b-3 under the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code. The Committee is authorized to interpret the Lewis Plan and the agreements pursuant to which options are granted, and to adopt such rules for the administration, interpretation and application of the Lewis Plan as are consistent with the Lewis Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Lewis Plan.

AMENDMENT AND TERMINATION

    Amendments of the Lewis Plan to increase the number of shares as to which options may be granted or to modify the Award Limit require the approval of the Company's stockholders. In all other respects, the Committee may wholly or partially amend or otherwise modify, suspend or terminate the Lewis Plan, at any time or from time to time, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Lewis Plan will not, without the consent of the holder of options, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No options may be granted during any period of suspension or after termination of the Lewis Plan. No termination date is specified for the Lewis Plan.

MISCELLANEOUS PROVISIONS

    The term of any nonqualified stock option granted under the Lewis Plan shall be 20 years from the date of grant and the term of any incentive stock option granted under the Lewis Plan shall be 10 years from the date of grant. The exercise price of stock options granted under the Lewis Plan shall not be less than 100% of the fair market value of Common Stock on the date the stock option is granted.

    Shares of Common Stock subject to options granted under the Lewis Plan which are canceled continue to be counted against the Award Limit and if, after grant of an option, the price of shares subject to such option is reduced, the transaction will be treated as a cancellation of the option and a grant of a new option and both the option deemed to be canceled and the option deemed to be granted will be counted against the Award Limit.

    No option to acquire Common Stock granted under the Lewis Plan may be assigned or transferred by Mr. Lewis, except by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Code or Title I to the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder) ("QDRO"), unless and until such options have been exercised, or the shares underlying such options have been issued. During the lifetime of Mr. Lewis, only he may exercise an option granted to him under the Lewis Plan, unless it has been disposed of pursuant to a QDRO.

    The Company may require payment in cash or deduction from other compensation payable to Mr. Lewis of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any option. Shares held by or to be issued to Mr. Lewis may also be used to discharge tax withholding obligations related to exercise of options, subject to the discretion of the Committee to disapprove such use.

    In the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, stock split, stock dividend, combination or exchange of shares or other corporate change, or any distributions to stockholders other than cash dividends, the Board of Directors will make such adjustment, if any, as to the number or kind or shares of Common Stock covered by the option and the option price thereof.

    The Plan shall terminate upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation.

FEDERAL INCOME TAX CONSEQUENCES

    The tax consequences of the Lewis Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Lewis Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. Alternative minimum tax and state and local income taxes are not discussed.

    NON-QUALIFIED STOCK OPTIONS. For Federal income tax purposes, the grant of Non-qualified Stock Options ("NQSOs") under the Lewis Plan will not result in taxable income to Mr. Lewis upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs, Lewis will realize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. To the extent such amount is reasonable compensation, the Company will be entitled to a deduction. Mr. Lewis' basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSOs.

    INCENTIVE STOCK OPTION. There will be no taxable income to Mr. Lewis when an Incentive Stock Option is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for Mr. Lewis. Gain realized by Mr. Lewis upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless Mr. Lewis disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to Mr. Lewis. In such event the difference between the option exercise price and the fair market value of the shares on the date of the options exercised will be taxed at ordinary income rates, and the Company will, subject to certain exceptions, be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after Mr. Lewis' termination of employment, other than by reason of death or disability, will be taxed as a NQSO, with Mr. Lewis deemed to have received income upon such exercise taxable at ordinary income rates. The Company will, subject to certain exceptions, be entitled to a tax deduction equal to the ordinary income, if any, realized by Mr. Lewis.

EFFECT OF IRC 162(M) ON THE LEWIS PLAN

    Under IRC 162(m), income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1997 and thereafter) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in IRC Section 280G) in any one year. However, under

IRC 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (I.E., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

    It is the Company's policy generally to design the Company's compensation programs to conform with IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000 which qualify as "performance-based." Accordingly, the Board of Directors is asking stockholders to approve the Lewis Plan in compliance with the requirements of IRC Section 162(m). The Company intends to comply with other requirements of the performance-based compensation exclusion under IRC Section 162(m), including option pricing requirements and requirements governing the administration of the Lewis Plan, so that, upon stockholder approval of the Lewis Plan, the deductibility of compensation paid to Mr. Lewis thereunder is not expected to be disallowed under IRC Secton 162(m).

REASONS FOR ADOPTION OF THE LEWIS PLAN

    The principal purposes of the Lewis Plan are to provide performance incentives for Mr. Lewis through the grant of the Lewis Options, thereby stimulating his personal and active interest in the Company's development and financial success, further aligning his interests with the interests of the stockholders and inducing him to remain in the Company's employ.

VOTE REQUIRED

    The affirmative vote of a majority of the Company's outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the Lewis Plan. Messrs. Lewis and Giannulli, who collectively have voting power over an aggregate of approxiamtely 69% of the outstanding shares of Common Stock, have agreed to vote in favor of the Lewis Plan pursuant to the Stockholders Agreement. Abstentions as to this Proposal 2 will be treated as votes against the Lewis Plan. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 2, and thus will not be counted as votes for or against the Lewis Plan. Unless instructed to the contrary, properly executed proxies will be voted "FOR" Proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE LEWIS PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 22, 1999, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                               TOTAL NUMBER OF
                                                                                    SHARES
                                                                                 BENEFICIALLY    PERCENT OF SHARES
NAME                                                                                OWNED         OF COMMON STOCK
-----------------------------------------------------------------------------  ----------------  -----------------
Mossimo G. Giannulli.........................................................       5,186,111(1)         34.5%
Edwin H. Lewis...............................................................       5,436,111(2)         36.2%
John P. Brincko..............................................................         100,000(3)         *
Laura Landis.................................................................          13,000(4)         *
Opala D. Avdiu...............................................................               0            *
Pam Sargeant.................................................................           4,883            *
Robert Martini...............................................................          69,000(5)         *
John H. Stafford.............................................................          40,000(6)         *
All directors and executive officers as a group (10 persons).................      10,497,255            69.4%

------------------------

*   Less than one percent.

(1) Includes (i) 4,186,111 shares of Common Stock held directly by Mr. Giannulli and (ii) 1,000,000 shares of Common Stock (the "Giannulli Escrowed Shares") held in the escrow account under the Escrow Agreement (the "Escrow Account") which Mr. Giannulli generally has the sole power to vote pursuant to the Stockholders Agreement, but excludes 4,186,111 shares of Common Stock deposited in the Escrow Account by Mr. Giannulli over which Mr. Giannulli generally does not have voting or dispositive rights. See "Certain Transactions."

(2) Represents stock options immediately exercisable into 5,436,111 shares of Common Stock. Pursuant to the Stockholders Agreement, Mr. Lewis was entitled to vote 5,186,111 of the shares underlying these stock options (or 34.5% of the outstanding shares) as of March 22, 1999. Pursuant to the Contribution Agreement between Mr. Giannulli and the Company, Mr. Giannulli has agreed to contribute to the Company a number of shares of Common Stock equal to the number of shares of Common Stock issued to Mr. Lewis upon exercise of the stock options granted to Mr. Lewis on November 30, 1998 and to place 6,186,111 shares into escrow for these purposes. As a result of Mr. Giannulli's contribution, the number of shares of Common Stock would not increase upon an exercise of any of the stock options granted to Mr. Lewis on November 30, 1998. Accordingly, in calculating the percentage of shares held by Mr. Lewis in accordance with Rule 13d-3(d)(1)(i)(D) of the Securities Exchange Act of 1934, as amended, all of the shares underlying the stock options held by Mr. Lewis were deemed to be outstanding. If such shares were not deemed to be outstanding, Mr. Lewis's percentage ownership would be 26.6%. See "Certain Transactions."

(3) Represents 100,000 shares of Common Stock underlying options exercisable within sixty days of March 22, 1999.

(4) Represents 13,000 shares of Common Stock underlying options exercisable within sixty days of March 22, 1999.

(5) Includes 36,000 shares of Common Stock underlying options exercisable within sixty days of March 22, 1999.

(6) Includes 36,000 shares of Common Stock underlying options exercisable within sixty days of March 22, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company knows that the Forms 3 for each of Mr. Robertson, Ms. Castrogiovanni, Ms. Hauer and Mr. Justice were filed late. The Company believes that all of its other officers and directors and beneficial owners of greater than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Effective May 29, 1997, Anthony C. Cherbak ("Cherbak"), Executive Vice President and Chief Financial Officer of the Company, resigned as an officer of the Company for personal and family reasons and rejoined his former employer, Deloitte & Touche, LLP ("Deloitte & Touche"). Prior to such time, Deloitte & Touche were the Company's independent accountants. As a result of Cherbak rejoining Deloitte & Touche, the accounting firm would not be independent of the Company pursuant to Rule 101-1 of the American Institute of Certified Public Accountants Professional Standards. Deloitte & Touche thus resigned as the Company's principal accountant effective May 21, 1997. The Board accepted such resignation.

    Deloitte & Touche's reports on the Company's financial statements for each of the two fiscal years ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope, or accounting principles. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through May 21, 1997, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

    Effective June 13, 1997, the Company engaged Arthur Andersen LLP as its principal accountant. Such engagement was approved by the Audit Committee of the Company's Board of Directors. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through June 13, 1997, the Company did not consult Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of disagreement or a reportable event.

    The Company has selected Arthur Andersen LLP as its independent auditors for the year ending December 31, 1999. Arthur Andersen LLP were the independent public auditors for the Company for the fiscal year ended December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the 2000 Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the 2000 Annual Meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days nor more than 90 days, prior to the next annual meeting. The 2000 Annual Meeting is expected to be on or about May 19, 2000.

    Thus, any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2000 Annual Meeting must submit such proposal so that it is received by the Company no earlier than February 18, 2000 and no later than March 21, 2000. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1998, which includes the Company's 1998 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission, was previously mailed to stockholders of record as of March 22, 1999 on or about April 14, 1999.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors

                                                     [SIGNATURE]

                                      Thora B. Thoroddsen

                                      SECRETARY

Irvine, California
April 23, 1999

                                   APPENDIX A
                               THE MOSSIMO, INC.
                       STOCK OPTION PLAN FOR EDWIN LEWIS

    Mossimo, Inc., a Delaware corporation, has adopted the Mossimo, Inc. Stock Option Plan for Edwin Lewis (the "Plan"), effective as of November 30, 1998, for the benefit of Edwin Lewis.

    The purposes of this Plan are as follows:

    (1) To provide an incentive for Mr. Lewis to further the growth, development and financial success of the Company by personally benefiting through the ownership of options with respect to Company stock which recognize such growth, development and financial success.

    (2) To enable the Company to obtain and retain the services of Mr. Lewis by offering him an opportunity to own options with respect to Company stock which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I.
                                  DEFINITIONS

    1.1. General. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

    1.2. Award Limit.  "Award Limit" shall mean 6,186,111 shares of Common
Stock.

    1.3. Board.  "Board" shall mean the Board of Directors of the Company.

    1.4. Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.5. Committee. "Committee" shall mean the Compensation Committee of the Board, or another committee, or a subcommittee of the Board, appointed as provided in Section 6.1.

    1.6. Common Stock. "Common Stock" shall mean the common stock of the Company, par value $0.001 per share.

    1.7. Company.  "Company" shall mean Mossimo, Inc., a Delaware corporation.

    1.8. Director.  "Director" shall mean a member of the Board.

    1.9. Employee. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company.

    1.10. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.11. Incentive Stock Option. "Incentive Stock Option" shall mean an Option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

    1.12. Independent Director. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

    1.13. Nonqualified Stock Option. "Nonqualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

    1.14. Option. "Option" shall mean a stock option granted under Article III of this Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Nonqualified Stock Option or an Incentive Stock Option.

    1.15. Option Agreement. "Option Agreement" shall mean an agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option.

    1.16.  Optionee.  "Optionee" shall mean Edwin Lewis, an individual.

    1.17. Plan. "Plan" shall mean The Mossimo, Inc. Stock Option Plan for Edwin Lewis.

    1.18. QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations and rules thereunder.

    1.19. Rule 16b-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

    1.20. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

    1.21. Subsidiary. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                  ARTICLE II.
                             SHARES SUBJECT TO PLAN

    2.1. Shares Subject to Plan.

    (a) The shares of stock subject to Options shall be Common Stock. The aggregate number of shares of Common Stock which may be issued upon exercise of such Options under the Plan shall not exceed 6,186,111, subject to adjustment as provided in Section 7.3. The shares of Common Stock issuable upon exercise of such Options may be either previously authorized but unissued shares or treasury shares.

    (b) The maximum number of shares of Common Stock which may be subject to Options granted under the Plan to Optionee in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares of Common Stock subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit.

                                  ARTICLE III.
                              GRANTING OF OPTIONS

    3.1. Eligibility. Optionee shall be eligible to be granted one or more Options under this Plan if Optionee is then an Employee of the Company. No other Employee or consultant shall be eligible to be granted an Option under this Plan.

    3.2. Disqualification for Stock Ownership. Optionee may not be granted an Incentive Stock Option under the Plan if Optionee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

    3.3. Granting of Options

    (a) The Committee shall from time to time, in its sole discretion, and subject to applicable limitations of this Plan:

        (i) Subject to the Award Limit, determine the number of shares of Common Stock to be subject to such Options granted to Optionee;

        (ii) Determine whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

       (iii) Determine the terms and conditions of such Options, consistent with this Plan; PROVIDED, HOWEVER, that the terms and conditions of Options intended to qualify as performance-based compensation as described in
    Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

    (b) Upon determining to grant Optionee an Option under this Plan, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

                                  ARTICLE IV.
                                TERMS OF OPTIONS

    4.1. Option Agreement. Each Option shall be evidenced by a written Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

    4.2. Exercise Price. The price per share of the shares subject to each Option shall be set by the Committee and specified in the Option Agreement; PROVIDED, HOWEVER, that such price shall be no less than 100% of the fair market value (as determined by the Committee acting in good faith) of a share of Common Stock on the date that the Option is granted.

    4.3. Option Term. The term of an Option shall be twenty (20) years from the date of grant; PROVIDED, HOWEVER, that the term of any Incentive Stock Option shall not be more than ten (10) years from the date the Option is granted.

    4.4. Option Vesting.

    (a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted.

    (b) To the extent that the aggregate fair market value (as determined by the Committee acting in good faith) of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or Subsidiary corporation, within the meaning of Section 422 of the Code) of the Company, exceeds $100,000, such Options shall be treated as Nonqualified Stock Options to the extent required by
Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(b), the fair market value of stock shall be determined by the Committee acting in good faith as of the time the Option with respect to such stock is granted.

    4.5. Consideration. In consideration of the granting of an Option, the Optionee shall agree, in the written Option Agreement, to accept employment with the Company and accept appointment as Chief Executive Officer of the Company. Nothing in the Plan or any Option Agreement shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause.

                                   ARTICLE V.
                              EXERCISE OF OPTIONS

    5.1. Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option Agreement, a partial exercise be with respect to a minimum number of shares.

    5.2. Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:

    (a) A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

    (b) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its reasonable discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (b) and the agreements herein. The written representation and agreement referred to in the first sentence of this subsection (b) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares; and

    (c) In the event that the Option shall be exercised pursuant to Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

    (d) Full payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, (i) through cash payment;
(ii) through the delivery of shares of Common Stock which have been owned by Optionee for at least six months, duly endorsed for transfer to the Company with a fair market value (as determined by the Committee acting in good faith) on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or (iii) through a combination of either of the foregoing; and

    (e) Full cash payment to the Secretary of the Company of any applicable withholding tax.

    5.3. Optionee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until such shares have been issued by the Company to Optionee.

                                  ARTICLE VI.
                                 ADMINISTRATION

    6.1. Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is
(i) a "non-employee director" (as defined by Rule 16b-3) and (ii) to the extent required by the applicable provisions of Rule 16b-3, a "disinterested person" as defined by Rule 16b-3; provided, that the Committee with respect to any Options intended to qualify as performance-based compensation, shall consist solely of two or more "outside directors" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

    6.2. Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options are granted, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant under this Plan need not be the same with respect to each Optionee. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

    6.3. Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

    6.4. Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon Optionee, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or the Options and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation. \

                                  ARTICLE VII.
                            MISCELLANEOUS PROVISIONS

    7.1. Not Transferable. Options under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such Options have been exercised, or the shares underlying such Options have been issued. No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

    During the lifetime of the Optionee only he or she may exercise an Option (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Option Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

    7.2. Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 7.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 7.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Committee or the Board may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Options theretofore granted, unless the applicable Option Agreement itself otherwise expressly so provides. No Options may be granted during any period of suspension or after termination of this Plan.

    7.3. Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

    (a) Subject to Section 7.3(c), if the outstanding shares of Common Stock are changed into or exchanged for cash or a different number or kind of shares or securities of the Company or of another issuer, or if additional shares or new or different securities are distributed with respect to the outstanding shares of Common Stock, through a reorganization or merger to which the Company is a party, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, stock consolidation or other capital change or adjustment, an appropriate adjustment shall be made in the number and kind of shares or other consideration that is subject to or may be delivered under the Plan and pursuant to any Options. A corresponding adjustment to the vesting price and share amounts and other applicable provisions as well as to the consideration payable with respect to Options to the extent granted prior to any such change shall also be made. Any such adjustment, however, shall be made without change in the total payment, if any, applicable to the portion of such Options not exercised but with a corresponding adjustment in the price for each share.

    (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, the Plan shall terminate. Notwithstanding the foregoing sentence, the Committee shall provide in writing in connection with, or in contemplation of, any such transaction for any or all of the following alternatives (separately or in combinations): (i) for the assumption by the successor corporation of Options or the substitution by such corporation for such Options of options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices and to the vesting price and share amounts and other applicable terms and conditions;
(ii) for the continuance of this Plan by such successor corporation in which event the Plan and any Options shall continue in the manner and under the terms so provided, or (iii) for the payment in cash in an amount equal to the amount that could have been obtained upon the exercise of the vested portion of Options in lieu of and in complete satisfaction of such Options.

    (c) To the extent any Options are intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this
Section 7.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Options to fail to so qualify under Section 162(m), or any successor provisions thereto; PROVIDED, HOWEVER, that the failure to make any such adjustment or action shall not materially adversely affect Optionee's rights under any Options. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that such Options are not to comply with such exemptive conditions. The number of shares of Common Stock subject to Options shall always be rounded to the next whole number.

    7.4. Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options may be granted prior to such stockholder approval, provided that such Options shall not be exercisable prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted under this Plan shall thereupon be canceled and become null and void.

    7.5. Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any Option. The Committee may, in its sole discretion, allow such Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option (or allow the return of shares of Common Stock) having a fair market value (as determined by the Committee acting in good faith) equal to the sums required to be withheld.

    7.6. Limitations Applicable to Performance-Based
Compensation. Notwithstanding any other provision of this Plan, any Option intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in
Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements; provided, that any such provisions or limitations shall not materially adversely affect Optionee's rights under such Option.

    7.7. Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or (b) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.

    7.8. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

    7.9. Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the state of Delaware without regard to conflicts of laws thereof.

                                     * * *

    I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Mossimo, Inc. on November 30, 1998.

    Executed on this 30th day of November, 1998.

                                                   /S/ THORA THORODDSEN
                                          ______________________________________
                                                        Secretary

                                 MOSSIMO, INC.
                        Annual Meeting of Stockholders

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Mossimo Giannulli and Edwin H. Lewis, or either of them, with unlimited power of substitution, as Proxies to represent the undersigned at the Annual Meeting of Stockholders of Mossimo, Inc., to be held on Thursday, May 20, 1999, at the Company's distribution center, 5 Pasteur, Irvine, California 92618, at 10:00 a.m., or any adjournment or adjournments thereof, and to vote, as directed, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.





           CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

ITEM 1. Election of Mossimo Giannulli and Edwin H. Lewis to the Board of Directors for a three-year term.

                       FOR                WITHHELD
                       /  /                 /  /


[Instruction: To Withhold Authority to vote for one nominee, draw a line through (or otherwise strike out) the nominee's name in the list above]




Please mark
votes as in       /  X  /
this example

clear area


ITEM 2. Approval of the Mossimo, Inc. Stock Option Plan for Edwin Lewis.

                        FOR       AGAINST      ABSTAIN

                        /  /        /  /         /  /


ITEM 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR APPROVAL OF MOSSIMO, INC. STOCK OPTION PLAN FOR EDWIN LEWIS AND AS SUCH PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


1. Do you plan to attend the Annual Meeting of Stockholders on May 20, 1999 at 10:00 a.m.?


                                Yes          No
                                /  /        /  /


2. Has your address changed? If so, please provide the new address below.


-------------------------------------

-------------------------------------

-------------------------------------



Signature(s)
             ---------------------------------------- Date ---------------------

NOTE: Please sign exactly as your name appears above. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.


--------------------------------------------------------------------------------

                          FOLD AND DETACH HERE